Exhibit 16.1

April 6, 2018

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We are currently principal accountants for Biostage, Inc. and under the date of April 2, 2018, we reported on the consolidated financial statements of Biostage, Inc. as of and for the years ended December 31, 2017 and 2016. On April 4, 2018, we notified Biostage, Inc. that we will not be standing for reelection and are resigning, effective upon the completion of our review procedures of the Biostage, Inc.’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018. We have read Biostage, Inc.’s statements included under Item 4.01 of its Form 8-K dated April 6, 2018 and we agree with such statements, except that we are not in a position to agree or disagree with Biostage, Inc.’s statement that the change was not recommended by the audit committee of the board of directors and we are not in a position to agree or disagree with Biostage, Inc.’s statements related to its new independent accounting firm.

Very truly yours,

/s/ KPMG LLP

KPMG LLP